UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

US BIODEFENSE, INC.
(Exact name of registrant as specified in its charter)

Utah	33-0052057
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

375 South 6th Avenue
City of Industry, CA 91746
(626) 961-0562
(Address and phone number of principal executive offices, including zip code)

US Biodefense, Inc. 2007 Stock Option Plan
(Full title of the plans)

David Chin
President, US Biodefense, Inc.
375 South 6th Avenue
City of Industry, CA 91746
(Name and address of agent for service)

(626) 961-0562
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of		Proposed	Proposed maximum
securities	Amount to be	maximum offering	aggregate	Amount of
to be registered	Registered	price per unit	offering price	registration fee

Common stock	10,000,000 shares	$0.013	$130,000	$21.40

(1) This Registration Statement covers, in addition to the number of shares of Common Stock stated above pursuant to Rule 416(c) under the Securities Act of 1933, as amended, an additional indeterminate number of
Shares which by reason of certain events specified in the Plan may be offered or sold pursuant to the Plan.

(2) This estimate is made solely for the purpose of determining the amount of the registration fee pursuant to
Rule 457(c) under the Securities Act of 1933, as amended and is based upon the closing price of the
Registrant's Common Stock as reported by the NASD OTC Bulletin Board on May 4, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information
Information required by Part 1, Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the introductory Note to Part I of Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information
Information required by Part I, Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the introductory Note to Part I of Form S-8.

/Page 2/

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents, previously filed with the Securities and Exchange Commission (the
"Commission") under the Securities Exchange Act of 1934 (the "Exchange Act") by US Biodefense, Inc. (the
Company") are incorporated herein by reference:

(a)	The Company's Form 10-SB Registration Statement, initially filed by the Company under the
Securities Exchange Act with the Commission on September 1, 2000, and amendments thereto;

(b)	The Company’s latest annual report for its fiscal year ended November 30, 2006 filed pursuant to
Section 13(a) or 15(d) of the Exchange Act; and

(c)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the
Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

All shares of Common Stock bear equal voting rights and are non assessable. Voting rights are not cumulative, and so holders of more than 50% of the shares could, if they chose, elect all the Directors. Upon liquidation, dissolution or winding up of the Company, the assets of the Company, if any, after payment of liabilities and any liquidation preferences on any outstanding preferred stock, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. Holders of Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors, out of funds legally available therefore.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

/Page 3/

Item 6. Indemnification of Directors and Officers

As permitted by the provisions of the Utah Revised Business Corporation Act (the "Utah Act"), the
Company has the power to indemnify an individual made a party to a proceeding because they are or were a director, against liability incurred in the proceeding, if such individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Company and, in a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. Indemnification under this provision is limited to reasonable expenses incurred in connection with the proceeding. The Company must indemnify a director or officer who is successful, on the merits of otherwise, in the defense of any proceeding or in defense of any claim, issue, or matter in the proceeding, to which they are a party to because they are or were a director of officer of the Company, against reasonable expenses incurred by them in connection with the proceeding or claim with respect to which they have been successful. Pursuant to the
Utah Act, the Company's Board of Directors may indemnify its officers, directors, agents, or employees against any loss or damage sustained when acting in good faith in the performance of their corporate duties.

The Company may pay for or reimburse reasonable expenses incurred by a director, officer employee, fiduciary or agent of the Company who is a party to a proceeding in advance of final disposition of the proceeding provided the individual furnishes the Company with a written affirmation that their conduct was in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Company, and undertake to pay the advance if it is ultimately determined that they did not meet such standard of conduct.

Also pursuant to the Utah Act, a corporation may set forth in its articles of incorporation, by-laws or by resolution, a provision eliminating or limiting in certain circumstances, liability of a director to the corporation or its shareholders for monetary damages for any action taken or any failure to take action as a director.

This provision does not eliminate or limit the liability of a director (i) for the amount of a financial benefit received by a director to which they are not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) for liability for a violation of Section 16- 10a-842 of the Utah Act
(relating to the distributions made in violation of the Utah Act); and (iv) an intentional violation of criminal law. To date, the Company has not adopted such a provision in its Articles of Incorporation, By-Laws, or by resolution. A corporation may not eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The Utah Act also permits a corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees, fiduciaries or agents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

/Page 4/

Item 7.	Exemption from Registration Claimed
Not applicable.
Item 8.	List of Exhibits

EXHIBIT
NUMBER	DESCRIPTION/LOCATION

4	Employee, Directors and Consultants Stock Incentive Plan for the Year 2007
5	Opinion of Legality
23.1	Consent of Counsel (included in Exhibit 5)
23.2	Consent of Certifying Independent Registered Accounting Firm

Item 9. Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the
Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d)
of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

/Page 5/

(c) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

/Page 6/

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the
City of Industry, the State of California, on this 3rd day of May, 2007.

US BIODEFENSE, INC.

By:	/s/ David Chin
----------------------------
David Chin
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on May 4, 2007.

By:	/s/ David Chin
----------------------------
David Chin
Chief Executive Officer
Director

By:	/s/ David Chin
----------------------------
David Chin
Chief Financial Officer
Director

/Page 7/

EXHIBIT INDEX
EXHIBIT
NUMBER	DESCRIPTION/LOCATION

4	Employee, Directors and Consultants Stock Plan for the Year 2007
5	Opinion of Legality
23.1	Consent of Counsel (included in Exhibit 5)
23.2	Consent of Certifying Independent Registered Accounting Firm

/Page 8/